TALIMCO, LLC

CODE OF ETHICS

TALIMCO, LLC (“TALIMCO”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”).  TALIMCO has adopted the policies and procedures set forth in this Code of Ethics (this “Code”) which govern the activities of all Supervised Persons.  For purposes of this Code of Ethics, all employees are considered “Supervised Persons.”

1.	CODE OF CONDUCT

This Code sets forth the standard of business conduct that TALIMCO requires of all its Supervised Persons to comply with applicable federal securities laws,1 establishes policies and procedures reasonably designed to prevent the misuse of material, non-public information and sets forth provisions regarding personal securities transactions by Supervised Persons.

TALIMCO and each of its Supervised Persons has a fiduciary obligation to its advisory clients (“Clients”)to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to TALIMCO by its Clients.  Finally, because TALIMCO and each of its Supervised Persons is a fiduciary to its Clients, TALIMCO and its Supervised Persons must maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between TALIMCO or its Supervised Persons, on the one hand, and TALIMCO’s Clients, on the other.

To ensure that federal securities laws are not violated, that Client confidences are maintained, and that conflicts of interest are avoided or properly managed, TALIMCO has adopted the policies and procedures set forth in this Code.2  This Code is intended to educate Supervised Persons about the issues and TALIMCO’s policies and procedures to ensure to the extent feasible that TALIMCO satisfies its obligations in this area.  By doing so, TALIMCO expects that the highest ethical standards are maintained by TALIMCO and its Supervised Persons and that the reputation of TALIMCO is sustained.

[1]	“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of the Gramm-Leach - Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

[2]
Rule 204A-1 of the Advisers Act requires TALIMCO to adopt a Code of Ethics addressing violations of federal securities laws and personal trading.  Additional securities laws and regulations governing personal trading and investment activities of advisory personnel include:  (i) the anti-fraud provisions (Section 206) of the Advisers Act that prohibit any scheme, practice, transaction or a course of business that operates as a fraud or deceit on a Client; (ii) Form ADV and Rule 204-3 requirements that provide that an investment adviser disclose its practices and its interests in Client transactions, among other things; (iii) record keeping requirements (Rule 204-2(a)(12) of the Advisers Act) for the personal trading of advisory representatives, (iv) Section 16 of the 1934 Act regarding trading by directors, officers and principal shareholder of public companies, and (v) Section 10(b) of the 1934 Act and Rule 10b-5 thereunder regarding the use of manipulative and deceptive devices.

Proprietary and for Internal Use Only

2.	FIDUCIARY OBLIGATIONS - SUPERVISED PERSON CONDUCT

As a fiduciary to TALIMCO’s Clients, each Supervised Person must avoid actual and apparent conflicts of interest with TALIMCO’s Clients.  Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for Client accounts, or if securities are bought or sold for Client accounts in a manner that is advantageous to such personal accounts.  Also, the SEC has determined that it is a conflict of interest for a Supervised Person to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of TALIMCO’s Clients.  If so, Supervised Persons are first obligated to make such limited opportunity available to TALIMCO’s Clients.  More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Supervised Persons are prohibited.  Specifically, a Supervised Person, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a TALIMCO Client may not:

Employ any device, scheme or artifice to defraud TALIMCO’s Clients;

Make any untrue statement of a material fact to TALIMCO’s Clients or omit to state a material fact necessary in order to make the statements made to TALIMCO’s Clients, in light of the circumstances under which they are made, not misleading;

Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on TALIMCO’s Clients; or

Engage in any manipulative practice with respect to TALIMCO’s Clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer.

3.	DEFINITIONS

For purposes of this Code:

3.1            “Access Person” means any Supervised Person (i) who has access to non -public information regarding any Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client of TALIMCO, or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public.  All officers of TALIMCO are presumed to be Access Persons.  Administrative, technical and clerical personnel may be deemed Access Persons if their functions or duties give them access to such information.  Every Supervised Person (i.e. every employee) should consider himself or herself an Access Person.  Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature or duties and access to information about TALIMCO.  Such person will be notified when he or she is considered an Access Person.

3.2            “Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined  schedule and allocation.  An automatic investment plan may, for example, include a dividend reinvestment plan or an employee stock purchase plan.

Proprietary and for Internal Use Only

3.3            “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act.  In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security.  The definition of “beneficial ownership” is complex, and if you have any question whether you have a beneficial interest in a security, please consult with the Chief Compliance Officer.  Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

3.4            “Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

3.5            “Inside Information” means “material, non-public information” (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security, including for example non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier.  Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners).  Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

3.6            “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506.

3.7            “Personal Account” means any brokerage or trading account containing Reportable Securities (as defined below) for which a Supervised Person has beneficial ownership of or for which such Supervised Person influences or controls the investment decisions.  An account established for the benefit of the following persons will be presumed to be a “Personal Account” unless the Chief Compliance Officer agrees otherwise in writing:

●          a Supervised Person

●          the spouse or domestic partner of an Supervised Person

●          any child of any Supervised Person under the age of 21, whether or not residing with the Supervised Person

Proprietary and for Internal Use Only

●          any other family member of the Supervised Person residing in the same household with the Supervised Person or to whose financial support the Supervised Person makes a significant contribution

●          any other account in which the Supervised Person has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Supervised Person has a beneficial interest).

In certain limited circumstances, the foregoing presumption may be overcome for any account over which the Chief Compliance Officer agrees that a Supervised Person does not have direct or indirect influence or control.  Any such decision to overcome the presumption will require an examination of all facts and circumstances including certifications from relevant parties and intermediaries.  The Supervised Person is responsible to inform the Chief Compliance Officer within 10 days of any changes that would cause such account to become a Personal Account.

Personal Accounts include, but are not limited to:

●          Brokerage/trading accounts, which also may include any “banking” or “cash management” account, which provides a Supervised Person with the ability to trade Reportable Securities

●          Retirement accounts, such as 401(k) accounts, that provide for self-direction

●          Employee Stock Purchase Plans

●          Rule 10b-5 Plans (Supervised Persons must contact the Chief Compliance Officer for information on submitting a request for approval.)

3.8            “Reportable Security” means any security, except for: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.  In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security.

4.	INSIDER TRADING

It is unlawful to engage in “Insider Trading.”  This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, non-public information (see also definition of “inside information” above) or (ii) communicate material, non-public information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company.  Although TALIMCO does not have an investment banking division or affiliate, Supervised Persons will often receive “inside information” (whether or not accompanied by a confidentiality agreement).  To educate Supervised Persons, more information describing “Insider Trading” and the penalties for such trading is set forth below.  Procedures regarding the use of inside information by Supervised Persons are also described.

Proprietary and for Internal Use Only

4.1	Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person’s use of material, non-public information in connection with transactions in securities and (ii) certain communications of material, non-public information.

The laws concerning Insider Trading generally prohibit:

The purchase or sale of securities by an insider, on the basis of material, non-public information;

The purchase or sale of securities by a non-insider, on the basis of material, non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

The communication of material, non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.  This is known as “tipping,” which is a violation of the insider trading laws, even if the “tipper” did not personally benefit.

4.2	Who Is an Insider?

The concept of “insider” is broad.  It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity.  In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes.  A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.  In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty.  Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

4.3	What Is Material Information?

Trading on the basis of inside information is not a basis for liability unless the information is “material.”  Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities (also referred to as “price sensitive information”).  Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant  merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.  Material information does not have to relate to a company’s business; it can be significant market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

Proprietary and for Internal Use Only

4.3.1	What Is Non-public Information?

Information is non-public unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.  Information remains non-public until a reasonable time elapses after it is disseminated.  While no specific rule exists, generally trading 24 hours after the public dissemination of information would not be prohibited (though the wait period may be shorter when a press release is involved).  Market rumors are not considered public information.

4.3.2	What Is “Trading on the Basis of” Material Non-public Information?

Generally, a purchase or sale of a security is made “on the basis of” material non-public information about that security or issuer if the person making the purchase or sale was aware of the material non-public information when the person made the purchase of sale.

4.3.3	Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:

Civil injunctions;

Disgorgement of profits;

Jail sentences;

Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

Fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by TALIMCO, including dismissal of the persons involved.

Proprietary and for Internal Use Only

4.4	Policy Statement Regarding Insider Trading

TALIMCO expects that each of its Supervised Persons will obey the law and trading on the basis of material, non-public information is prohibited.  In addition, TALIMCO discourages its Supervised Persons from seeking or knowingly obtaining material, non-public information, except in the normal course of their duties for TALIMCO.

4.5	Procedures to Prevent Insider Trading

If any Supervised Person receives any information, which may constitute material, non-public information, the Supervised Person:

May not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a Client account, utilizing or on the basis of such information;

May not communicate such information to any other person, including family members and friends (other than the Chief Compliance Officer);

May be required to enter into a confidentiality (or non-disclosure) agreement (see below);

Must inform the Chief Compliance Officer so that the issuer may be placed on the firm’s Restricted List (see below); and

Must discuss promptly such information with the Chief Compliance Officer.

4.6	Expert Network Firms

Expert network firms connect industry experts with investment managers in order to research targeted industries, purportedly providing professional investment research.  The industry experts, often referred to as “consultants,” are typically employees who provide information and data regarding their employer.  It is not consistent with this Code to pay expert network firms to access confidential information about publicly traded companies.  In the event TALIMCO engages an expert network firm, the following procedures will apply:

Prior to utilizing the expert network firm, TALIMCO will perform adequate due diligence on the firm, which would include reviewing any insider trading controls in place at the firm; and

The  Chief Compliance Officer must review the terms of any agreement with the expert network firm. Such an agreement will include an explicit statement that TALIMCO does not wish to receive any material non-public information through the use of the firm.

4.7	Political Intelligence Firms

The Stop Trading on Congressional Knowledge Act (the “STOCK Act”) aims to prohibit insider trading by Members of Congress and other public officials and imposes a fiduciary duty on Members and employees of Congress with respect to material, non-public information derived from such person’s  position as a Member or employee of Congress or gained from the performance of such person’s official responsibilities. Although the focus of the STOCK Act is on political officials, the STOCK Act also exposes investment advisers that obtain material, non-public information from public officials to potential liability for insider trading. An investment adviser that employs a political intelligence firm may be exposed to insider trading liability as a “tippee” if (i) the political intelligence firm receives material, non-public information from Members or employees of Congress and (ii) the investment adviser trades on such information. In the event TALIMCO engages a political intelligence firm, the following procedures will apply:

Proprietary and for Internal Use Only

Prior to utilizing the political intelligence firm, TALIMCO will perform adequate due diligence on the firm, which would include reviewing any insider trading controls in place at the firm; and

The Chief Compliance Officer must review the terms of any agreement with the political intelligence firm.  Such an agreement will include an explicit statement that TALIMCO does not wish to receive any material, non-public information through the use of the firm.

5.	INFORMATION BARRIER PROCEDURES

Procedures designed to isolate material non-public information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of this inside information to an entire company.  These types of procedures are known as Information Barrier or “Chinese Wall” procedures.  In those situations where TALIMCO believes inside information can be isolated, the following Information Barrier procedures would apply. These Information Barrier procedures are designed to “quarantine” or “isolate” the individuals or select group of persons within the Information Barrier.

5.1	Identification of the Walled-In Individual Or Group

The persons subject to the Information Barrier procedures will be identified by name or group designation.  If the Information Barrier procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Information Barrier likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate.  When the information is received as a result of being on a creditors’ committee, serving on a board in a capacity related to TALIMCO’s investment activities, or receiving deal-specific information, the walled-in group generally will refer to the group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group.  Determination of the breadth of the Information Barrier is fact -specific and must be made by the Chief Compliance Officer.  Therefore, as noted above, it is important for TALIMCO employees to advise the Chief Compliance Officer if they come into possession of material, non-public information.

5.2	Isolation of Information

Fundamental to the concept of an Information Barrier is that the inside information be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

Proprietary and for Internal Use Only

5.2.1	Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the Chief Compliance Officer. Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate. If persons outside of the group are aware of an employee’s access to information and ask the employee about the target company, the employee should simply tell such persons that he or she is not at liberty to discuss it. On occasion, discussing the matter with someone at TALIMCO outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the Chief Compliance Officer. In such case, the person outside of the group and possibly his or her entire department, thereby will be designated as “inside the wall” and will be subject to all Information Barrier restrictions in this policy.

5.2.2	Restrictions on Access to Information

The files, computers, and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group. In certain circumstances, adequate physical segregation of the group exists, whereby access would be very limited. However, in other cases with less physical segregation between the group and others, additional precautionary measures should be taken to ensure that any confidential non-public information is kept in files that are secure and not generally accessible.

5.3	Trading Activities by Persons Within The Wall

Persons within the Information Barrier are prohibited from buying or selling securities in the subject company, whether on behalf of the Firm or Clients, or in personal transactions. This restriction would not apply in the following two cases: (i) where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given, and (ii) in connection with a liquidation of a Client account in full, the security in the affected account may be liquidated if the Client has specifically instructed the Firm to liquidate the account in its entirety and if no confidential information has been shared with the Client. In this circumstance, the Firm would attribute the purchase or sale to the direction of the Client rather than pursuant to the Firm’s discretionary authority and the Firm would be acting merely in an executory capacity (again, assuming no confidential information has been shared with the Client). The liquidating portfolio manager should confirm to the Chief Compliance Officer in connection with such a liquidation that no confidential information was shared with the Client. Note that if the transaction permitted under (i) above is a secondary trade (vs. a direct company issuance), the Chief Compliance Officer should be consulted to determine disclosure obligations to the counterparty of the inside information in TALIMCO’s possession.

5.4	Termination of Information Barrier Procedures

When the information has been publicly disseminated and a reasonable time has elapsed, or if the information has become stale, the Information Barrier procedures with respect to the information generally can be eliminated. The person who contacted the Chief Compliance Officer to have the Information Barrier established must notify the Chief Compliance Officer when the Information Barrier can be terminated. This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure to an analyst or receipt of deal-specific information. However, persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the board of directors or on a creditors’ committee) would be subject ordinarily to the Information Barrier procedures on a continuing basis and may be permitted to trade only during certain “window periods” when the company permits such “access” persons to trade.

Proprietary and for Internal Use Only

6.	RESTRICTED SECURITIES LIST

The Restricted List is maintained on a shared drive that will be identified to all Supervised Persons. The Restricted List is updated by (or under the direction of) the Chief Compliance Officer. The Restricted List includes securities of issuers where Supervised Persons have material, non-public information received under circumstances where there is an obligation or an agreement or arrangement to maintain the information as confidential. The Restricted List may also contain securities of issuers where Supervised Persons serve as directors, board observers, officers, or members of official creditors’ committee. Once an issuer is placed on the Restricted List, any purchase or sale specified on the list (whether a personal trade or on behalf of a Client account) must be cleared with the Chief Compliance Officer. All commercial mortgage backed securities are considered permanently placed on the Restricted List.

6.1	Consent to Service on Board of Directors and Creditors’ Committees

To monitor situations where material, non-public information may become available by reason of a board position, employees are required to obtain consent for accepting positions on boards of directors whether as part of TALIMCO duties or in a personal capacity. Similarly, consent is required for employees to sit on creditors’ committees. To obtain consent, please contact the Chief Compliance Officer.

7.	OTHER CONFIDENTIAL INFORMATION

Certain information obtained by TALIMCO that does not constitute “inside” information still constitutes confidential information that must be protected by TALIMCO and its Supervised Persons. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

7.1	Confidential Information Defined

As noted above, even if TALIMCO and its Supervised Persons do not receive material, non-public information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about TALIMCO’s current or prospective Clients, third party vendors or potential investment opportunities (collectively referred to as “Third Party Entities”). Likewise, Third Party Entities may also receive confidential or proprietary information about TALIMCO’s affairs.

“Confidential Information” means any non-public information concerning TALIMCO’s activities or developed by TALIMCO or received by TALIMCO under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by any other person.

Proprietary and for Internal Use Only

Confidential Information may be in written, audio, video or computer readable form, or may be acquired through conversations in which a Supervised Person is a party or which he or she has overheard. Such Confidential Information may include, among other things, information entrusted to TALIMCO by its Clients, including his or her name and related financial information, the names of securities TALIMCO intends to buy or sell, and new product information or business plans. See also the Privacy Policy for applicable provisions.

Given the breadth of the above, all information that a Supervised Person obtains through TALIMCO should be considered confidential unless that information is specifically available to the public.

7.2	Policy Statement Regarding Use and Treatment of Confidential Information

All Confidential Information, whatever the source, may be used only in the performance of the Supervised Person’s duties with TALIMCO. Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account.

7.3	Procedures Regarding Use and Treatment of Confidential Information

Supervised Persons have an obligation to be aware of, and sensitive to their treatment of Confidential Information. To safeguard this information:

Precautions must be taken to avoid storing Confidential Information in plain view in public areas of TALIMCO’s facilities, including the reception areas, conference rooms and kitchens, and Supervised Persons must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

Visitors must be identified and/or escorted in and out of the office by Supervised Persons.

Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

Unless required by law, Confidential Information may not be shared with any person, including any spouse, domestic partner or other family member, who is not a Supervised Person (or is not otherwise subject to a confidentiality agreement with or obligation to TALIMCO) or who does not have a reason relating to such Supervised Person’s responsibilities within TALIMCO to know that information.

Supervised Persons are required to consult with counsel or the Chief Compliance Officer (or his or her designee) to determine whether it is required in connection with the provision of investment advisory services for the firm to enter into a confidentiality agreement (also known as a non-disclosure agreement (NDA)).

7.3.1	Confidentiality Agreements

Once a confidentiality agreement is signed, Supervised Persons should endeavor to ensure that:

Proprietary and for Internal Use Only

Confidentiality is maintained and limited to those employees who have a need to know the confidential information;

All recipients of the information are aware of its confidential nature and treat it accordingly;

No inadvertent leaks or releases of confidential information occur. TALIMCO generally is responsible for inadvertent leaks or releases by employees or agents, and any inadvertent leaks or releases by employees or agents should be promptly reported to the Chief Compliance Officer; and

If the company is an EDGAR-reporting or publicly traded company, the company’s name is provided to the Chief Compliance Officer (or his or her designee) to be placed on TALIMCO’s Restricted Securities List for the duration of the term of the confidentiality agreement.

8.	SUPERVISED PERSON PERSONAL TRADING

8.1	Policy Statement Regarding Personal Trading

Because TALIMCO and each of its Supervised Persons is a fiduciary of TALIMCO’s Clients, such persons must avoid actual and apparent conflicts of interest with TALIMCO’s Clients. A Client’s interest takes precedence over the personal interests of TALIMCO and its Supervised Persons. If a potential conflict arises, TALIMCO and the Supervised Person must resolve the matter in the Client’s favor.

An actual or apparent conflict of interest could arise when both a Supervised Person and TALIMCO, on behalf of a Client, engage in a transaction involving the same security. In such cases, transactions for Client accounts must take precedence over personal transactions.

TALIMCO recognizes that the personal investment transactions of its Supervised Persons and members of their immediate families demand the application of a strict code of ethics. Consequently, TALIMCO requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any Client or create any apparent or actual conflict of interest between TALIMCO and its Supervised Persons, on the one hand, and the Client, on the other hand. Thus, all Supervised Persons are considered Access Persons (unless otherwise notified in writing) and must comply with the procedures adopted by TALIMCO and as set forth below.

8.2	Accounts Required to be Reported Under the Code

Because TALIMCO must receive duplicate trade confirmations and/or broker/trading statements for all Personal Accounts of an Access Person, TALIMCO must be made aware immediately of all brokerage or trading account openings, changes, or closures.

All of the following Personal Accounts are required to be reported:

Accounts for which an Access Person has a Beneficial Ownership of or for which such Access Person influences or controls the investment decisions, including an account established for the benefit of the following persons, unless the Chief Compliance Officer agrees otherwise in writing: (i) a Supervised Person, (ii) the spouse or domestic partner of an Supervised Person, (iii) any child of any Supervised Person under the age of 21, whether or not residing with the Supervised Person, (iv) any other family member of the Supervised Person residing in the same household with the Supervised Person or to whose financial support the Supervised Person makes a significant contribution and (v) any other account in which the Supervised Person has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Supervised Person has a beneficial interest).

Proprietary and for Internal Use Only

Brokerage/trading accounts, which also may include any “banking” or “cash management” account, which provides an Access Person with the ability to trade Reportable Securities;

Retirement accounts, such as 401(k) accounts, that provide for self-direction;

Employee Stock Purchase Plans*;

Rule 10b-5 Plans* (Supervised Persons must contact the Chief Compliance Officer for information on submitting a request for approval.)

(* Note that these accounts need to be reported, but pre-cleared trades in theses accounts are not required. Upon commencement of employment or the opening of a new account, and at least annually thereafter, Supervised Persons are required to attest to each of their Non-Discretionary Accounts and, with respect to each Non-Discretionary Account, provide either (i) a signed letter from the relevant broker indicating that the account is non-discretionary or (ii) a copy of the account contract indicating that the account is non-discretionary.)

Accounts that are exempt from reporting include:

Accounts established solely to hold or transact in mutual funds.

Outside Fiduciary Account: If an Access Person acts as a fiduciary for an account (for example, acting as an executor of an estate for which the Access Person makes investment decisions), the Access Person does not need to report this account, but the Access Person is required to follow the trading restrictions contained in the Code and the Access Person will need to report this as an “outside business interest” (see Section 10 below).

8.2.1	Opening an Account

New Access Persons and Access Persons wishing to open a new brokerage or trading account may do so, but must immediately notify the Chief Compliance Officer and ensure that TALIMCO receives duplicate copies of trade confirmations and/or broker/trade account statements.

8.2.2	Changes to an Account

If the account set up information of an account changes (e.g., a change to the name on the account or the account number), the Access Person must immediately notify the Chief Compliance Officer and ensure that TALIMCO continues to receive duplicate copies of trade confirmations and broker/trade account statements.

Proprietary and for Internal Use Only

8.2.3	Closing an Account

Once an account has been closed, the Access Person must immediately notify the Chief Compliance Officer.

8.3	Procedures Regarding Personal Trading

8.3.1	Pre-Clearance

TALIMCO requires written pre-clearance of purchases and sales in each of the following securities and transactions that are or will be beneficially owned by its Access Persons:

Any Initial Public Offering

Any Limited Offering

Any security listed on the Restricted List

This pre-clearance is intended to protect both TALIMCO and its Access Persons from even the appearance of impropriety with respect to any personal transactions.

Supervised Persons are discouraged from undertaking excessive or unreasonably repetitive or short term trading strategies, and are further discouraged from trading in securities which may create even the appearance of impropriety. The Chief Compliance Officer may require curtailment of excessive trading by individual Supervised Persons. Securities trading during business hours is generally discouraged if it becomes a distraction or consumes unreasonable amounts of work time.

When an Access Person intends to effect a transaction that is an investment in an Initial Public Offering or a Limited Offering, the Access Person must submit a pre-clearance request to the Chief Compliance Officer substantially in the form of the Personal Trading Authorization Form (Exhibit A).

The Access Person must complete an approved transaction by 4:00 p.m. Eastern Standard Time the first business day following the day that pre-clearance has been obtained. If the transaction is not completed within these time constraints, the Access Person must obtain a new pre-clearance, including one for any unexecuted portion of the transaction, or the Access Person must cancel the unexecuted portion of the transaction. The defined approval window may significantly impede the use of limit orders, which if used, must be structured in adherence with the pre-clearance time limits.

Post-approval is not permitted under this Code. If TALIMCO determines that an Access Person completed a trade before approval or after the clearance expires, the Access Person will be considered in violation of the Code and may be subject to disciplinary action or restrictions on further trading.

8.3.2	Exceptions to the Pre-Clearance Requirements

The following types of investments/transactions are not required to be pre-cleared. Unless otherwise indicated, the investments/transactions listed below are exempt from the periodic reporting requirements discussed in Section 9.

Proprietary and for Internal Use Only

Transactions in Non-Discretionary Accounts.

Non-Volitional Transactions: The pre-clearance requirements do not apply to transactions as to which a Supervised Person does not exercise investment discretion at the time of the transaction. All non-volitional transactions are required to be reported on the Supervised Person’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

Automated Investment Plans: Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan must be pre-cleared prior to the first purchase. If a Supervised Person’s spouse or domestic partner participates in such a plan at his or her place of employment, the Supervised Person must pre-clear participation in the plan upon commencement of employment, or upon the spouse’s or domestic partner’s commencement of participation in the plan. Investments made through an Automated Investment Plan must be reported on a Supervised Person’s Quarterly Transaction Report and on his or her Annual Holdings Report.

9.	REPORTS OF PERSONAL TRANSACTIONS

9.1              Submission of Reports. In order for TALIMCO to monitor compliance with this Code, each Access Person shall submit, or shall cause to be submitted, to the Chief Compliance Officer the following reports:

9.1.1     Initial Holdings Report. Each Access Person shall submit to the Chief Compliance Officer a complete and accurate Initial Holdings Report substantially in the form attached hereto as Exhibit B within 10 days of becoming an Access Person, with information current as of a date no more than 45 days prior to the date of his or her employment. The Initial Holdings Report includes all securities in the Access Person’s Personal Account. The Initial Holdings Report must contain, at a minimum, the following information:

The name of each security and type of security.

As applicable, the ticker symbol or CUSIP number.

As applicable, the number of shares or principal amount of each security.

The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are transacted (including Non-Discretionary Accounts and Automated Investment Plans).

The Access Person’s signature and the date the Initial Holdings Report is being submitted.

An account statement that contains the minimum information may be submitted in lieu of the Initial Holdings Report.

9.1.2    Quarterly Transaction Reports. Each Access Person must submit Quarterly Transactions Reports substantially in the form attached as Exhibit C within 30 days of the each calendar quarter end for all transactions during the quarter in securities. Transactions include purchases, sales and corporate actions such as mergers, spin-offs, stock splits and stock dividend issuance. Reporting of cash dividends is not required. Each Access Person must submit a Quarterly Transaction Report even if such person made no purchases or sales of securities during the period covered by the report. The Quarterly Transaction Reports must contain, at a minimum, the following information:

Proprietary and for Internal Use Only

The trade date of the transaction (including corporate actions) and the name of each security.

As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security.

The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

The price of the security at which the transaction was effected.

The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

The signature of the Access Person and the date the report is being submitted.

Account statements that contain the required information may be submitted in lieu of the Quarterly Transaction Report.

9.1.3    Annual Holdings Report. Each Access Person shall submit a complete and accurate Annual Holdings Report substantially in the form attached hereto as Exhibit D. The Annual Holdings Report is due by February 15th of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report. Account statements that contain the required information may be submitted in lieu of the Annual Holdings Report.

9.2             Review and Retention of Reports

The Chief Compliance Officer shall review the transaction reports, holding reports and the Pre-approval Forms that were prepared during the month, the quarter or the year, as the case may be, to determine whether any violations of TALIMCO’s policies or of the applicable securities laws took place. If there are any discrepancies between transaction reports, holdings reports or Pre-approval Forms, the Chief Compliance Officer shall contact such Access Person to resolve the discrepancy.

9.3             Escalation of Violations and Sanctions

Upon discovering a violation, or recurring violations, of these procedures, the Chief Compliance Officer will notify Senior Management and TALIMCO may impose such sanctions as it deems appropriate, including a letter of censure or suspension, a fine or termination of the employment of the violator. Where a violation of procedures affects a Client account, TALIMCO may require the trade to be unwound and any profits disgorged to the Client account.

Proprietary and for Internal Use Only

10.	OUTSIDE BUSINESS ACTIVITIES

Outside activities that must be reviewed and approved include such activities as the following:

Employment or compensation by any other entity;

Active involvement in any other business including part-time, evening or weekend employment;

Serving as an officer, director, partner, committee member (including a member of any creditor’s or steering committee) etc. in any publicly traded entity, unlisted company or non-profit organization;

Ownership interest in any non-publicly traded company or other private investments or ventures; or

Any public speaking or writing beyond the scope of TALIMCO’s activities.

Approval for any of the above activities must be requested in writing and approved by the Chief Compliance Officer before undertaking any such activity so that a determination can be made that the activities do not interfere with any of the Supervised Person’s responsibilities with TALIMCO, and so that any conflicts of interests respecting such activities may be addressed.

In the event an TALIMCO Supervised Person acts as treasurer of clubs, houses of worship, lodges, or similar organizations, the Supervised Person should keep funds belonging to such organizations in separate accounts and not commingle them in any way with his or her personal funds or TALIMCO’s funds.

11.	GIFTS, ENTERTAINMENT OR OTHER PAYMENTS

11.1	General Requirements

Due to the numerous relationships TALIMCO has with its Clients and other entities, Supervised Persons may not solicit gifts or gratuities. Supervised Persons should avoid unusually high frequency or extraordinary or extravagant nature of gifts or entertainment and avoid apparent conflicts of interest. Gifts or entertainment falling outside the permitted guidelines set forth in this policy are to be declined or returned in order not to compromise the reputation of TALIMCO or the Supervised Person. In the event, a giver is unwilling to accept a returned gift or if returning the gift could damage friendly relations between a third party and the firm, Supervised Persons must promptly contact the Chief Compliance Officer so that the gift may be donated to a charitable organization designated by the firm.

For purposes of this policy, “entertainment” refers to situations where the giver accompanies the recipient to an event. “Gifts” include but are not limited to tickets to sporting or other events (where the giver does not accompany the recipient to the event), candy, baskets, flowers or promotional items. “Favors” refer to promotional items of a strictly de minimis nature generally purchased in bulk quantities and include the firm’s logo (i.e., pens, notepads, stress balls, mugs etc.) and are not treated as gifts for purposes of this policy. Payment or reimbursement for educational or training meetings is acceptable; however, please see pre-approvals required in connection with the payment of any out-of town accommodation and travel expenses set forth below. The value of a gift shall be determined by the face value on an event ticket, unless a different cost was incurred. “Unusually high frequency” generally refers to gifts received from one business relation more than twice in a calendar year or entertainment hosted on a personal basis (not including large industry functions or periodic business meals over which transaction or account information is discussed) by a business relation more than twice in a calendar year.

Proprietary and for Internal Use Only

The receipt or giving of cash gifts by Supervised Persons is absolutely prohibited.

11.2	Receiving Gifts and Entertainment

Supervised Persons may not receive a gift with a value (significantly) in excess of $300 from anyone with whom TALIMCO has or is likely to have any business dealings, except as follows:

Payment of out-of town accommodation expenses by a sponsor of an industry, company or business conference held within the United States involving multiple attendees from outside the firm where your expenses are being paid by the sponsor on the same basis as those other attendees. (Supervised Persons are required to obtain approval from the Chief Compliance Officer prior to accepting out-of-town accommodations or travel expenses.)

A business gift given to a Supervised Person from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for a Supervised Person (e.g., holiday gifts).

Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for a Supervised Person (e.g., closing dinner gifts, gifts given at an industry conference or seminar).

As a general rule, Supervised Persons may not accept an invitation that involves entertainment that is excessive (significantly over $300) or not usual and customary. Meals and entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable. If a Supervised Person believes the meal or entertainment might be excessive, he or she must obtain pre-approval from their supervisor and the Chief Compliance Officer.

Spouses and other family members may at times attend business meals or entertainment. Trends and unusually high frequency and value of such situations should be monitored by the Supervised Person to ensure that actual or apparent conflicts of interest are avoided.

This policy generally does not apply to meals or entertainment associated with events held for the purpose of raising funds for a particular charity. Gifts to charity at the request of Clients are permitted; however, if a gift to a charity included a benefit to a prospective or actual Clients etc., the value of the benefit is subject to this policy.

If a Supervised Person is unable to judge whether a gift is valued significantly over $300 or falls under one of the permitted categories set forth above, or whether an entertainment is of an extravagant or extraordinary nature, he or she should contact the Chief Compliance Officer for guidance. Factors to consider are customary business practices, currency exchange rates and the relative costs within certain regions both within and outside of the United States.

Proprietary and for Internal Use Only

11.3	Giving Gifts and Entertainment

Giving gifts or favors is acceptable to the extent that they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, are not excessive in value and involve no element of concealment. The $300 threshold as well as the other guidelines set forth above for gift and entertainment receiving apply to gift and entertainment giving.

The reimbursement of any gift, meal or entertainment given by a Supervised Person must be approved and document pursuant to the firm’s expense and entertainment policy. In the event any gift or entertainment falls significantly over the $300 threshold or might be viewed as extravagant or extraordinary in nature, the Supervised Person is required to obtain pre-approval from the Chief Compliance Office.

11.4	Gifts and Entertainment to Union Officials, Government Officials or Employees

TALIMCO and its Supervised Persons are generally prohibited from giving gifts to union officials, government officials and employees of domestic state and local municipalities, as well as foreign officials, without pre-approval from the Chief Compliance Officer. Any gifts or entertainment to union officials, domestic and/or foreign government officials or employees may result in regulatory filings or violations and will disqualify TALIMCO from entering into an advisory relationship with such entities. Supervised Persons should direct any questions regarding this policy to the Chief Compliance Officer.

11.5	Self Reporting of Gifts and Entertainment

Supervised Persons are required to self report all gifts (except favors) and entertainment received by completing the attached Gifts Reports Form (Exhibit E)

12.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

12.1	Overview

In the United States, both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, TALIMCO has adopted these policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

All Supervised Persons are responsible for being familiar with and complying with these policies and procedures. Failure to comply could result in civil or criminal penalties for TALIMCO and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

Proprietary and for Internal Use Only

Because TALIMCO may render services in connection with investment funds, companies or accounts which have state and local pension plans or other government accounts as investors, and because there are significant and materially detrimental consequences to TALIMCO’s business (including but not limited to the possible forfeiture of management fees for multiple years) if TALIMCO fails to observe Rule 206(4)-5 of the Advisers Act and any other applicable federal, state and/or local requirements relating to political contributions (directly or through family members), all Supervised Persons are prohibited from engaging in any form of political donation without express prior consultation with and written authorization by the Chief Compliance Officer.

If a Supervised Person has any questions about political contributions or activities, he or she should contact the Chief Compliance Officer.

12.2	Contributions by, or on behalf of, TALIMCO

Federal law prohibits political contributions by TALIMCO (or in TALIMCO’s name) in support of candidates for federal office. While some states allow contributions for political candidates, legal restrictions on corporate donations to state and local candidates apply. Any TALIMCO contribution must be approved, in writing, by the Chief Compliance Officer who will maintain a copy.

12.3	Political Contributions to Obtain or Retain Business

All persons, including Supervised Persons, consultants or anyone working on behalf of TALIMCO, are prohibited from making or soliciting political contributions where the purpose is to assist TALIMCO in obtaining or retaining business. The SEC and certain states have adopted “pay to play restrictions” that have the effect of severely limiting how political contributions can be made by TALIMCO Supervised Persons (including officers), consultants or anyone working on behalf of TALIMCO. Accordingly, all Supervised Persons must obtain written pre-clearance from the Chief Compliance Officer for any contributions to federal, state and local political officials or candidates, or for any fund raising activities on behalf of such officials or candidates. This includes contributions of property as well as cash, and contributions related to travel, personal, transition or inaugural expenses. These restrictions may also, in certain circumstances, apply to family members of a TALIMCO Supervised Person.

12.3.1	Restrictions and Reporting Requirements

Unless notified to the contrary, all Supervised Persons are treated as “covered associates” as such term is defined in Rule 206(4)-5 of the Adviser’s Act, thereby subject to the following limits to contribution (pre-clearance required in all cases):

$350 to any one official, per election and covered associate must be entitled to vote at time of contribution; and

$150 to any one official per election and covered associate cannot be entitled to vote at time of contribution.

Since other restrictions and limitations may apply, Supervised Persons should contact the Chief Compliance Officer before making any political contributions.

Proprietary and for Internal Use Only

Payments by Supervised Persons to incumbents, candidates or successful candidates for federal elective office are permitted without restriction (subject to pre-approval requirements) – provided that such incumbent, candidate or successful candidate, at the time any payment is made, does not hold an elected or appointed office of any state or political subdivision of a state.  Federal elective offices are limited to the U.S. President and Vice President and Members of the U.S. Congress (Senate and House of Representatives).

12.4	Solicitations of TALIMCO Supervised Persons on Behalf of Federal, State or Local Candidates or Committees

No Supervised Person shall apply pressure, direct or implied, on any other Supervised Person that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

12.5	General Guidelines Regarding Political Contributions and Solicitations

All Supervised Persons must comply with the following guidelines when soliciting political contributions to candidates, party committees or political action committees:

Solicitations or invitations to fundraisers must:

●	Originate from the individual’s home address,

●	Make clear that the solicitation is not sponsored by TALIMCO, and

●	Make clear that the contribution is voluntary on the part of the person being solicited.

All Supervised Persons are prohibited from:

●	Making political solicitations under the auspices of TALIMCO, unless authorized in writing by the Chief Compliance Officer who will maintain a copy. Use of TALIMCO letterhead is prohibited,

●	Using TALIMCO’s address on political contributions, unless required by law,

●	Causing TALIMCO to incur additional expenses by using its resources for political solicitations, such as postage,

●	Reimbursing others for political contributions,

●
Using TALIMCO’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the Chief Compliance Officer,

●	Doing indirectly or through another person anything prohibited by these policies and procedures, and

Proprietary and for Internal Use Only

●	Using TALIMCO’s facilities (meeting spaces, reproduction equipment, computers, etc.) for political purposes, except as set forth below.

12.6	Political Contributions and Activities by Foreign Nationals and Foreign Businesses

Foreign nationals (persons who are not U.S. citizens or permanent resident aliens) and foreign businesses are prohibited by law from:

Making contributions, donations, expenditures, or disbursements (either directly or indirectly) in connection with any federal, state, or local elections;

Contributing or donating to federal, state or local political party committees; and

Making disbursements for federal, state, or local electioneering communications.

12.7	Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals and political committees.  Knowing and remaining within those limits is each Supervised Person’s responsibility.  In some jurisdictions, contribution limits apply to the aggregate of all of the Supervised Person contributions within the jurisdiction.

12.8	Political Activities on TALIMCO Premises and Using TALIMCO Resources

12.8.1	Federal, State, and Local Elections

All employees are prohibited from:

Causing TALIMCO to incur additional expenses by using TALIMCO resources for political activities, including expenditures such as the use of photocopier paper for political flyers, or TALIMCO-provided refreshments at a political event, subject to some exceptions as described below; and

Directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities.

12.8.2	On Premises Activities Relating to Federal Elections

Federal law and TALIMCO policy allow individuals to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate.  Such activities are permitted if and only if:

The political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month);

The activities do not prevent the individual from completing normal work and do not interfere with TALIMCO’s normal activity;

Proprietary and for Internal Use Only

The activities do not raise the overhead of TALIMCO (e.g., using firm facilities that result in long distance phone charges, facsimile charges, postage or delivery charges, etc.); and

The activities do not involve services performed by other employees (secretaries, assistants, or other subordinates) unless the other employees are voluntarily engaging in the political activities in question.

12.8.3	Volunteers Who Are of Subordinate Rank

Any Supervised Person considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

12.8.4	On Premises Activities Relating to State and Local Elections

The laws and limitations on corporate political contributions and activities vary significantly from state to state.  In general, the guidelines and policies set forth above for activities related to federal elections should be followed.  If you have questions, contact the Chief Compliance Officer.

13.	INTERACTION WITH FOREIGN OFFICIALS

Each TALIMCO Supervised Person, as well as any agent, representative, business partner, consultant or contractor of TALIMCO, is prohibited from making or offering to make any payment to or for the benefit of any foreign official if the purpose of such payment is to improperly influence or induce that foreign official to obtain or retain business for TALIMCO (a so-called bribe or kickback).

Facilitating payments are not included within this prohibition.  Facilitating Payments are small payments made to low-level government officials to expedite or secure performance of a non-discretionary, routine government action.  Determining what is a facilitating payment is a legal determination that, if made incorrectly, could expose TALIMCO to criminal prosecution.  Therefore, obtaining the written approval from the Chief Compliance Officer is mandatory before making any facilitating payment.

13.1	Who Is a Foreign Official?

A foreign official includes:

Government officials;

Political party leaders;

Candidates for office;

Employees of state-owned enterprises (such as state-owned banks or pension plans); and

Relatives or agents of a foreign official if a payment is made to such relative or agent of a foreign official with the knowledge or intent that it ultimately would benefit the foreign official.

Proprietary and for Internal Use Only

13.2	What Type of Payments Are Prohibited?

All payments, whether large or small, are prohibited if they are, in essence, bribes or kickbacks, including:

Cash payments;

Gifts;

Entertainment;

Services; and

Amenities.

Such payments can involve the use of personal resources, as well as TALIMCO resources, if they are made for the benefit, or on behalf, of TALIMCO while the officer or employee, or the agent, representative, business partner, consultant, or contractor of TALIMCO, is acting within the scope of his or her duties for TALIMCO.

13.2.1	What Are Permitted Activities?

Gifts, entertainment, or similar expenditures made to or for the benefit of a foreign official are generally prohibited, except within certain controlled limits and only if they are not intended to be a bribe or kickback to that official.  Supervised Persons should consult with the Chief Compliance Officer and obtain his or her pre-approval before making any gift, entertainment or similar expenditures.  The Chief Compliance Officer will consider the following guidelines in determining whether any expenditures are permitted.

13.2.1.1	Gifts

A gift must only be provided as a courtesy or token of regard or esteem, or in return for hospitality.

A gift should not be of excessive value.

A gift should be of a type and value that are customary in the foreign country and appropriate for the occasion.

A gift in cash or cash equivalents may not be made under any circumstances.

Gifts should not be given to any foreign official more than four times in any calendar year.

A gift should not be given if the person giving the gift knows, or has reason to know, that it is not permitted under the local laws of the foreign country or the regulations and guidelines of the official’s government organization.

Proprietary and for Internal Use Only

13.2.1.2	Entertainment or Similar Expenditures

Entertainment or similar expenditures should not be paid if they are not commensurate with local custom or practice or if the person making such payment knows or has reason to know that they are not permitted under the local laws and regulations applicable to the foreign official.

Subject to the first bullet point in this Entertainment or Similar Expenditures subsection, travel, accommodation and meal expenditures may be paid in connection with investor or Client conferences or meetings only (i) if and to the extent offered generally to all attendees, and (ii) if such expenditures are reasonable and not excessive.

Subject to the first bullet point in this Entertainment or Similar Expenditures subsection, business entertainment (including meals, sporting events, theater productions, or comparable events) may be provided (i) only if a legitimate business purpose exists for such entertainment, and (ii) such entertainment is reasonable and not excessive.

13.2.2	Reporting and Monitoring Requirements

All Supervised Persons must promptly report to the Chief Compliance Officer any request made by a foreign official for a payment that would be prohibited under this policy and any other actions taken to induce such a payment.  Furthermore, all Supervised Persons must monitor the activities of any agent, representative, business partner, consultant, or contractor of TALIMCO and promptly report any suspicious activity to the Chief Compliance Officer.

14.	REPORTING ILLEGAL OR SUSPICIOUS ACTIVITY

14.1	Whistleblower Policy and Procedures

TALIMCO is committed to high ethical standards and compliance with the law in all of its operations.  TALIMCO believes that its Supervised Persons are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law.  TALIMCO strives to create an environment in which its Supervised Persons can report these issues in good faith without fear of reprisal.

All Supervised Persons must report illegal activity or activities that are not in compliance with TALIMCO’s formal written policies and procedures, including this Code of Ethics, to assist TALIMCO in detecting and putting an end to fraud and unlawful conduct.  TALIMCO understands the importance of maintaining confidentiality of the reporting employee to make the whistleblower right effective.  While reports under these procedures will not be anonymous, the identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation.  Any disclosure shall be limited to the minimum required.  The employee making the report will be advised if confidentiality cannot be maintained.

TALIMCO expects the exercise of the whistleblower policy to be used responsibly.  If an employee believes that a policy is not being followed because it is merely being overlooked, the normal  first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

Proprietary and for Internal Use Only

In most cases, an employee should be able to resolve issues or concerns with his or her immediate supervisor or, if appropriate, other senior supervisors.  However, instances may occur when this recourse fails or the employee has legitimate reasons to choose not to notify his or her supervisor.  Examples include, but are not limited to, circumstances in which the report involves the employee’s supervisor or the supervisor fails to respond.  In such cases, TALIMCO has established a system for employees to report illegal activities or non-compliance with TALIMCO’s formal written policies and procedures.

An employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy.  “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail.  The employee making the report must identify himself or herself.  The employee also should clearly identify that the report is being made pursuant to this whistleblower policy and in a context commensurate with the fact that the policy is being invoked (e.g., not in a casual conversation in a lunch room).

Depending on the nature of the matters covered by the report, the Chief Compliance Officer or other officer may conduct the investigation, or it may be conducted by an external party retained for such purpose.

The investigation will be conducted diligently by any appropriate action.

The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

Note that submitting a report that is known to be false is a violation of this policy.

14.2	SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation.  To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million.  The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur.  In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

Proprietary and for Internal Use Only

TALIMCO Supervised Persons can report a concern directly to the SEC and TALIMCO will not interfere with a whistleblower’s efforts to communicate with the SEC.  Further, TALIMCO will comply with the anti-retaliation provisions under the SEC whistleblower rules.

15.	MISCELLANEOUS

15.1	Importance of Adherence To Procedures

It is very important that all Supervised Persons adhere strictly to this Code.  Any violations may result in serious sanctions, including dismissal from TALIMCO.

15.2	Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Supervised Persons, and at least annually each Supervised Person shall be asked to certify in writing substantially similar to the form attached hereto as Exhibit F that he or she has received and followed this Code.  Each Supervised Person will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

15.3	Reporting of Violation of the Code

All Supervised Persons should report promptly to the Chief Compliance Officer any violation of this Code.  All such reports will be treated confidentially to the extent permitted by law and TALIMCO shall not retaliate against any individual who reports a violation of this Code.

15.4	Retention of Records

TALIMCO shall retain all documents produced by the Chief Compliance Officer as required by this Code and all documents required to be submitted by Supervised Persons under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

15.5	Questions

Any questions regarding this Code should be referred to the Chief Compliance Officer.

Proprietary and for Internal Use Only

List of Exhibits

Exhibit A            Personal Trading Authorization Form

Exhibit B            Form of Initial Holdings Report

Exhibit c             Form of Quarterly Transaction Report

Exhibit D            Form of Annual Holdings Report

Exhibit E            Gift Reporting Form

Exhibit F            Form of Annual Certification

Proprietary and for Internal Use Only

Exhibit A

TALIMCO, LLC

Personal Trading Authorization Form

Employee Name: ______________________________	Account Name: ______________________

Estimated Date of Transaction	Buy	Sell	Shares/Amount	Security Name	Broker	Price

I certify that I have no knowledge that this security is under active consideration for purchase or sale by TALIMCO for its Clients.

I certify that I am not in possession of any Inside Information (as defined in TALIMCO’s Personal Trading Policy) concerning this security or its issuer.

Employee Signature: _____________________________________

Who should submit this form?	What trades require approval?

All Access Persons.	Initial Public Offerings, Limited Offerings

When should this form be submitted?

Before the trade is placed.

Whose trades are covered?

Trades for Personal Accounts, including any account in which an Access Person has a beneficial interest and each and every account for which an Access Person, an Access Person’s spouse, domestic partner, minor child or other dependent influences or controls investment decisions.

How long is approval valid?	How is approval granted?

The trade must be executed by 4:00 p.m. Eastern Standard Time the second business day following the day pre-clearance is obtained.	If approved, a copy of this form will be delivered to the Access Person promptly and may be preceded by electronic confirmation and approval.

Who grants the approval?

The Chief Compliance Officer.

Proprietary and for Internal Use Only

Exhibit A-1

The Personal Trading Policy is designed to avoid the actual or apparent conflicts of interest between the interests of TALIMCO’s Access Persons and the interests of its Clients. The guidelines presented above address the most commonly asked questions. Please refer to the Personal Trading Policy for a complete explanation of these and other issues, or contact the Chief Compliance Officer directly.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Personal Trading Policy as follows: (i) there are no open orders to buy or sell the above security(ies); (ii) all transactions for Clients in the above security(ies) have been completed for the day; or (iii) all transactions have been aggregated according to a pre-approved schedule.

Chief Compliance Officer	Date and Time Stamp

[ ]	If you wish to take a position contrary to TALIMCO’s Clients (i.e., by requesting approval to sell a security purchased and still held by Clients or to purchase a security recently sold by Clients), please explain below:

Proprietary and for Internal Use Only

Exhibit A-2

Exhibit B

TALIMCO, LLC

Form of Initial Holdings Report

(complete within ten days of becoming an Employee)

Employee: ____________________________	Date: ____________________

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, domestic partner, child)	Account Number	Have you requested duplicate statements?

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

Proprietary and for Internal Use Only

Exhibit B-1

Exhibit C

TALIMCO, LLC

Form of Quarterly Transaction Report
(complete within 30 days of the ___ quarter of 20__ )

Employee: ____________________________	Date: ____________________

Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.

1.	Transactions in Reportable Securities (including Corporate Actions)

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

2.	Transactions in Limited Offerings (Includes Private Placements, Hedge Funds, IPOs and Other Offerings Not Publicly Available)

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

2.	Brokerage / Custody Accounts Opened During Quarter

Name of Institution and Account Holders’ Name (i.e., you, spouse, domestic partner, child)	Account Number	Have you requested duplicate statements?

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

Proprietary and for Internal Use Only
Exhibit C-1

Exhibit D

TALIMCO, LLC

Form of Annual Holdings Report

(to be accurate within 45 days of submission)

Employee: ____________________________	Date: ____________________

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, domestic partner, child)	Account Number	Have you requested duplicate statements?

I hereby certify that during the calendar year ________ I have complied with my obligations under the Personal Trading Policy as in effect during that period, including the obligations not to purchase or sell securities on the basis of “insider information” and to provide TALIMCO with duplicate confirmations and quarterly report reflecting all purchases and sales of securities for my Personal Accounts.

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:

Proprietary and for Internal Use Only

Exhibit D-1

Exhibit E

Gifts Reporting Form

To be submitted to the Chief Compliance Officer within ten days of the giving of any gift, regardless of amount and within ten days of the acceptance of any gift in excess of $300.00.

Employee Name: ________________________________________________________________________________________________

Internal Telephone No.: ___________________________________________________________________________________________

Check Appropriate Category:           [  ]Gift Given           [  ]Gift Received

Name of Donor (individual and employer) in case of gift received: _______________________________________________

Name of Recipient (individual and employer) in case of gift given: _______________________________________________

Description of Gift: ______________________________________________________________________________________________

Estimated value of Gift: $ ____________________________________________________________________________

Reason for Gift: ________________________________________________________________________________________________

Have other gifts been given to/ received from the same source during current year? [ ] Yes [ ] No

Employee Signature:	Date

Compliance Officer Signature:	Date:

Proprietary and for Internal Use Only
Exhibit E-1

Exhibit F

TALIMCO, LLC

Form of Certificate of Receipt of Code of Ethics

I hereby certify that I have received a copy of the Code of Ethics of TALIMCO, LLC and that I have read it and understand it. I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein applicable to me. I agree to abide by and comply with all such policies and procedures.

Employee Signature:

Print Name:

Date:

Proprietary and for Internal Use Only

Exhibit F-1